Exhibit 99.1

FORT LAUDERDALE, Fla., Aug. 29 /PRNewswire-FirstCall/ -- BabyUniverse, Inc. (Amex: BUN) reported financial results for its second quarter ended June 30, 2005.

    BabyUniverse reported the following highlights for the quarter:

--	Net sales for the second quarter totaled $5.3 million, compared to net sales of $2.8 million in the second quarter of 2004, an increase of 91%.

--	Net loss in the second quarter was $322,153 or $0.11 per diluted share, versus a net loss of $72,391, or $0.03 per diluted share in the prior year.

--	Net sales for the first half totaled $9.8 million, compared to net sales of $5.9 million in the first half of 2004, an increase of 67%.

--	Net loss in the first half was $419,274 or $0.16 per diluted share, versus net income of $46,960, or $0.02 per diluted share in the first half of 2004.

--	On August 8, 2005 the Company sold 2,000,000 shares of its common stock in an initial public offering at $9.50 per share, raising net proceeds of approximately $16.5 million.

“We are extremely pleased with our second quarter results, which are in line with our strategy to increase revenues at an accelerated, yet responsible pace,” said John Textor, Chairman and Chief Executive Officer. “Our continuing goal is to expand awareness of the BabyUniverse brand, increase sales and gain market share as rapidly as possible while generating either relatively small amounts of income or relatively small losses. During the second half of 2005, we expect the combination of our organic growth and our acquisition growth strategies to begin to generate improved profitability.”

Mr. Textor added, “During the second quarter of this year we experienced net sales growth at a rate that exceeded that of any individual quarter during the past several years. This sales growth was primarily driven by increased spending on advertising that included a five month brand-building coupon promotion that ended during the second quarter. We also increased our level of expenditures on various search-related online-marketing programs. These specific programs have been successful as post-promotion sales volumes have remained strong. We expect to report organic revenue growth of approximately 50% for our full year 2005 as compared to 2004.”

Describing the company’s recent transition to public ownership, Mr. Textor further commented, “Having achieved a small profit as a private company in 2004, we initiated an aggressive plan to establish a publicly-traded currency that would facilitate an acquisition growth strategy to complement the company’s continuing organic growth strategy. As an anticipated consequence of our successful IPO and our expanded focus on acquisition growth, we are experiencing in 2005 the additional costs of being a public company as well as the continuing costs associated with our strengthening consolidation platform. We expect these costs to be substantially offset by our continued growth and we expect our full year 2005 ‘organic’ results to remain in-line with our near-term goals of accelerated growth and approximate break-even profitability.”

“We believe that our ‘responsible growth’ strategy represents a low-risk path to necessary scale and market relevance. We believe that the core fundamentals of baby and female-related e-commerce provide our company with obvious opportunities for attractive levels of profitability, especially as we achieve increased scale and normalized rates of growth. We base this belief on our observance of the profitability of private acquisition targets in our space that are not burdened with public company or platform-related operating costs. We therefore believe our acquisition program to be a key driver of profitability as we move forward. We intend to complete at least one acquisition in 2005.”

In conclusion Mr. Textor said, “We believe that our continuing sales growth, combined with our strengthened operating and consolidation platform, has put us in a solid position to execute on our dual strategy of organic growth and acquisition growth. As we continue to perform on our 2005 plan, BabyUniverse remains well-positioned to be an efficient consolidator of the baby, toddler and general female segments of the e-commerce industry.”

BabyUniverse will host a conference call at 11:00 a.m. ET / 8:00 am PT on Monday, August 29, 2005 to discuss its financial results. Analysts, media representatives and the public are invited to participate by calling (800) 967-7141 (US and Canada) or (719) 457-2630 (International) and referencing conference ID 5378974. An audio replay of this conference call will be available for five days through September 2, 2005 and can be accessed by dialing (888) 203-1112 (toll-free) or (719) 457-0820 (toll call) and referencing replay passcode 5378974. This call may contain forward-looking statements and other material information regarding the Company’s financial and operating results.

About BabyUniverse, Inc.

BabyUniverse (http://www.babyuniverse.com) is a leading online retailer of brand name baby, toddler and maternity products in the United States offering over 33,500 products from over 450 manufacturers.

Special Note Regarding Forward Looking-Statements

This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.

In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

BabyUniverse, Inc.
Consolidated Balance Sheets

	June 30, 2005	December 31, 2004

	(Unaudited)
Assets
Cash	$436,534	$613,235
Accounts Receivable	140,466	117,861
Inventory	409,719	284,481
Prepaid Expenses	71,183	59,711
Public Offering Costs	486,493	37,257
Total Current Assets	1,544,395	1,112,545
Fixed Assets - Net	349,494	242,933
Deposits	22,324	17,726
Total Assets	$1,916,213	$1,373,204
Liabilities and Stockholders’ Equity
Accounts Payable	$1,977,143	$1,357,130
Accrued Expenses	76,873	36,601
Gift Certificate Liability	58,900	53,359
Capital Lease Payable - Current Portion	3,080	—
Advances Payable - Stockholders	27,096	79,124
Deferred Revenue	448,815	313,326
Total Current Liabilities	2,591,907	1,839,540
Deferred Rent	9,059	—
Capital Lease Payable - Long Term Portion	6,464	—
Total Liabilities	2,607,430	1,839,540
Stockholders’ Equity
Common Stock, $.001 par value, 10,000,000 shares authorized, 3,016,328 and 2,339,616 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively.	3,016	2,340
Additional Paid in Capital	2,264,518	1,937,862
Unearned Compensation	(132,939)	—
Accumulated Deficit	(2,825,812)	(2,406,538)
Total Stockholders’ Equity	(691,217)	(466,336)
Total Liabilities and Stockholders’ Equity	$1,916,213	$1,373,204

Note: The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, and certain accounts have been reclassified to permit comparison.

BabyUniverse, Inc.
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended June 30,		Year to Date Ended June 30,

	2005	2004	2005	2004

Revenues
Sales	$5,203,051	$2,729,000	$9,736,676	$5,813,393
Shipping income	298,803	145,677	545,395	284,340
Gross sales	5,501,854	2,874,677	10,282,071	6,097,733
Less - discounts & returns	(217,712)	(107,660)	(466,458)	(225,682)
Net sales	5,284,142	2,767,017	9,815,613	5,872,051
Cost of goods sold
Purchases	3,261,671	1,732,878	6,107,429	3,597,428
Shipping costs	737,063	376,190	1,378,802	751,876
Total cost of goods sold	3,998,734	2,109,068	7,486,231	4,349,304
Gross profit	1,285,408	657,949	2,329,382	1,522,747
Operating expenses:
Advertising	704,600	295,190	1,263,932	632,953
Salaries and benefits	365,535	181,091	593,008	335,377
Commissions	213,745	83,712	327,222	184,457
Credit card fees	135,208	74,915	255,884	155,550
Contract services	30,184	16,155	57,787	38,755
Rent	29,319	20,369	55,847	28,667
Technology	19,856	12,148	38,718	26,037
Depreciation and amortization	16,612	9,654	32,181	17,606
General and administrative	93,865	37,155	126,848	56,437
Total operating expenses	1,608,924	730,389	2,751,427	1,475,839
Operating income (loss)	(323,516)	(72,440)	(422,045)	46,908
Other income (expense):
Interest income	1,666	49	3,074	52
Interest expense	(303)	—	(303)	—
Net income (loss)	$(322,153)	$(72,391)	$(419,274)	$46,960
Earnings per common share:
Basic	$(0.11)	$(0.03)	$(0.16)	$0.02
Diluted	$(0.11)	$(0.03)	$(0.16)	$0.02

BabyUniverse, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year to Date Ended June 30,

	2005	2004

Operating activities:
Net income (loss)	$(419,274)	$46,960
Adjustments to reconcile net income (loss) to net cash provided (used in) operating activities:
Depreciation and amortization	32,181	17,606
Stock based compensation	1,504	0
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(22,605)	(23,620)
(Increase) in inventory	(125,238)	(37,698)
(Increase) in prepaid expenses	(11,472)	(545)
(Increase) in public offering costs	(449,236)	0
(Increase) in deposits	(4,598)	(17,726)
Increase (decrease) in accounts payable	620,013	(16,302)
Increase in deferred revenue	135,489	89,871
Increase in accrued expenses	40,272	1,899
Increase in outstanding gift certificates	5,541	15,456
Increase in deferred rent	9,059	0
Increase in capital lease payable	9,544	0
Net cash provided by (used in) operating activities:	(178,820)	75,901
Investing activities:
Purchase of computers & equipment	(65,171)	(20,099)
Purchase of other depreciable assets	(73,571)	(39,542)
Net cash used in investing activities:	(138,742)	(59,641)
Financing activities:
Proceeds from exercise of options	191,568	0
Proceeds from exercise of warrants	1,321	120
Proceeds (repayment) of stockholder loans	(52,028)	0
Net cash provided by financing activities:	140,861	120
Net increase in Cash	(176,701)	16,380
Beginning Cash	613,235	222,966
Ending Cash	$436,534	$239,346